Exhibit 99.1

The AZEK Company Appoints Three New Board Members Adding Fumbi Chima, Howard Heckes, and Romeo Leemrijse

Chicago, Ill., - November 19, 2020 - The AZEK Company Inc. (NYSE: AZEK) (“AZEK” or the “Company”), an industry-leading manufacturer of beautiful, low-maintenance residential and commercial building products, announced today the appointment of Fumbi Chima, Executive Vice President and CIO at BECU, Howard Heckes, President & CEO of Masonite International Corporation, and Romeo Leemrijse, Managing Director of Ontario Teachers’ Pension Plan Board, to its board of directors.

“I am pleased to welcome three incredible leaders to our dynamic board of directors,” said AZEK CEO Jesse Singh. “Each of their unique backgrounds will bring important perspective as we continue our quest to convert customers away from wood deck and trim and toward our more sustainable and low-maintenance materials.”

An innovative leader with a track record of strong digital transformation in high-growth environments, Chima brings decades of experience leading companies in the retail and financial sectors, including Walmart, Burberry, FOX Networks, American Express and most recently adidas. Chima currently serves on the boards of Africa Prudential Plc and the Women at Risk International Foundation. She also serves as an advisor for SAP Executive Advisory and Apptio EMEA Advisory. Chima holds a bachelor’s degree in politics and philosophy from The University of Hull, U.K.

“AZEK is a leader in the space and I look forward to guiding the Company’s ongoing growth as consumers accelerate investment in their outdoor living spaces,” said Chima. “I am also pleased to be AZEK’s first black board member, a feat that not only fulfills AZEK’s recent commitment to The Board Challenge, but also continues the fight to improve representation of people of color in corporate U.S. boardrooms.”

A seasoned veteran in the construction and manufacturing space, Heckes brings a successful history of driving growth and margin improvement in the companies that he leads. He previously served as CEO of Energy Management Collaborative, an LED lighting, controls, and IoT conversion company, and as EVP and President of Global Coatings at Valspar, a wholly-owned subsidiary of The Sherwin-Williams Company. Heckes currently serves on the board of Masonite International Corporation. He holds a master’s degree in industrial engineering from the University of Iowa and a bachelor’s degree in industrial engineering from Iowa State University.

“I am excited to join such a dynamic Company, and I look forward to helping guide AZEK’s relentless focus on innovation and design as it continues to expand its lineup of products and services,” said Heckes.

A CFA charterholder with more than 25 years of private equity and investment banking experience, Leemrijse leads Ontario Teachers’ Pension Plan Board’s investing activities in the diversified industrial and business services, consumer and retail and energy sectors. He currently serves on the boards of PODS, CSC ServiceWorks, Serta Simmons Bedding, and Aethon Energy. Leemrijse holds a bachelor’s degree in commerce from the University of Calgary.

“I’m incredibly proud to join the board of such a sustainability-focused company that embraces recycling as not only a ‘good thing to do,’ but a real long-term driver of value and margin expansion,” said Leemrijse.

To find additional information about The AZEK Company please visit Azekco.com.

About The AZEK® Company

The AZEK® Company Inc. is an industry-leading designer and manufacturer of beautiful, low-maintenance residential and commercial building products and is committed to innovation, sustainability and research & development. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota. For additional information, please visit azekco.com

Media Contact:

Lisa Wolford

917-846-0881

lwolford@soleburytrout.com

Source: The AZEK Company, Inc.

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